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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549

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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               SEW CAL LOGO, INC.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                        5651                    46-0495298
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(State or other jurisdiction  (Primary Standard Industrial      (IRS Employer
     of incorporation or       Classification Code Number)   identification No.)
        organization)
                               207 W. 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300
    -----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Richard Songer
                                    President
                              207 West 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
-----------------------------------------------------------------------------------------------------------------
                              520,000                  $0.25                    $130,000                $161.71
Common Stock
-----------------------------------------------------------------------------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.




























------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                         520,000 shares of common stock

                               SEW CAL LOGO, INC.
                               207 W. 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300

     520,000 shares of common stock of Sew Cal Logo, Inc. ($0.25 per share)

This is an offering of 520,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $130,000. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is April 19, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors................................. 7

Prospectus Summary............................................................ 7

The Offering.................................................................. 8

Summary of Financial Information ............................................. 8

Risk Factors.................................................................. 8

Forward-Looking Statements....................................................11

Use of Proceeds...............................................................11

Determination of Offering Price...............................................12

Dilution......................................................................12

Selling Security Holders......................................................12

Plan of Distribution..........................................................15

Legal Proceedings.............................................................16

Directors, Executive Officers, Promoters and Control Persons..................16

Security Ownership of Certain Beneficial Owners and Management................18

Description of Securities.....................................................19

Interests of Named Experts and Counsel........................................21

Description of Business.......................................................21

Management's Discussion and Analysis or Plan of Operation.....................25

Description of Property.......................................................29

Certain Relationships and Related Transactions................................29

Market for Common Equity and Related Shareholder Matters......................30

Dividend Policy...............................................................30

Executive Compensation........................................................30

Shares Eligible for Future Sale...............................................31

Legal Matters.................................................................31

Securities Act Indemnification Disclosure.....................................31

Experts.......................................................................31

Transfer Agent................................................................31

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures ..................................................................31

PART II - Financial Statements................................................32


PART III - Information Not Required in Prospectus.............................43


Indemnification of Officers and Directors.....................................43

Other Expenses of Issuance and Distribution ..................................43

Recent Sales of Unregistered Securities.......................................43

Exhibits......................................................................45

Undertakings..................................................................45

Signatures....................................................................46

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or "Sew Cal," refer to Sew Cal Logo, Inc., a corporation formed under the laws of the State of Nevada on June 19, 2002.

Sew Cal Logo, Inc., a Nevada corporation, is a company engaged in the business of supplying wardrobe and related items for feature films and television to major motion picture and television studios, including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox and Disney, as well as numerous independent production companies.

We are also a manufacturer of surf and skate related apparel. An action sports oriented company, we currently design and manufacture the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands for both domestic sales and export of "Made in the USA" products.

Our executive offices are located at 207 W. 138th Street Los Angeles, California 90061. Our telephone number is (310) 352-3300.

THE OFFERING

Securities Offered:      Up to 520,000  shares of common stock.  The  securities
                         being offered are those of the existing shareholders only.

Price per share:         $0.25 as  determined  by the selling shareholders.  The
                         price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
And Outstanding:         5,020,000 shares of common  stock and 234,88  shares of
                         our  Series  A   Preferred   Stock   were   issued  and
                         outstanding as of the date of this prospectus.

Use of Proceeds:         We will not receive any  proceeds  from the sale of the
                         common stock by the selling shareholders.

Plan of Distribution:    We are  unaware  of the nature and timing of any future
                         sales  of  our  common   stock  by  existing   security
                         shareholders.

Registration Costs:      We estimate our total offering registration costs to be
                         $46,211.71.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Income Statement                 Feb. 29, 2004
----------------                  (unaudited)         2003             2002
                                 -------------   -------------   -------------
Revenues                         $1,447,097.00   $2,328,471.00   $1,426,507.00
Net Income (Loss)                $   50,553.00   $   14,619.00   $ (319,424.00)
Net Income (Loss) per Share      $        0.02   $      a*       $       (0.11)


Balance Sheet                    Feb. 29, 2004      As of            As of
------------                      (unaudited)    Aug. 31, 2003    Aug. 31, 2002
                                 -------------   -------------   --------------
Total Assets                     $  642,046.00   $  651,874.00   $   558,563.00
Total Liabilities                $1,144,214.00   $1,206,140.00   $ 1,127,448.00
Shareholders' Equity (Deficit)   $ (502,713.00)  $ (554,456.00)  $  (569,075.00)

* a: Less than $0.01

RISK FACTORS

Investors in Sew Cal Logo, Inc. should carefully consider the following risk factors associated with our plans and product:

We may need to raise additional funds to the extent that current cash flows are insufficient to fund future on-going operations.

We anticipate that our cash flows from operations will be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein.

Our business is subject to continuous change.

The market for the products we provide is characterized by rapid changes in the competitive landscape, changing consumer requirements and preferences, new product introductions and evolving industry standards that could render our products obsolete. Our success will depend, in large part, on our ability to improve such products, develop new products that address the increasingly varied needs of our customers, and respond to competitive product offerings. We may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If we were unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or requirements, our business, results of operations and financial condition would be materially adversely affected.

Our success may be based on our ability to accurately forecast our sales and schedule delivery of our products.

We must forecast sales of each of our products and establish production schedules based on our forecasts in order to build sufficient inventory in a timely fashion to avoid significant delays in delivery of finished goods to our customers. If we misjudge the market for a particular line, we could be faced with either excessive or insufficient inventory. Furthermore, a casualty or other business interruption could disrupt our production and delivery schedules. Any such misjudgment or business interruption could have a material adverse effect on our business.

Our sales are subject to seasonal demand.

Our business is seasonal, with the highest sales volume expected in the period from March through July and the lowest sales volume in the period from August through November. The Company's operating results could vary significantly from period to period. Significant variations in our sales volume may adversely affect the operating results if we are unable to proportionately reduce our expenses in a timely manner.

Delays in the availability of raw materials could affect our ability to timely deliver our products.

We rely upon mills and suppliers to deliver fabric and trim on time and according to specifications. Significant delivery delays or delivery of a substantial amount of defective fabric or trim could have a material adverse effect upon the scheduling of production and consequently the Company's ability to make timely delivery of products to its customers.

We need to anticipate and respond to fashion trends within our industry.

We believe that our success depends in part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. We propose to target the youth, active, outdoors and extreme sports markets, and in particular, surfing enthusiasts. We cannot guaranty that we will be successful in anticipating consumer tastes and preferences. If we misjudge the market for our proposed line of clothing and accessories, we may be faced with a significant amount of unsold inventory, which could keep us from generating profits.

Distributors may not accept our products.

In order to generate sales of our proposed apparel and accessory lines, we need to develop relationships with clothing manufacturers and distributors, and establish channels of distribution. We cannot guaranty that we can establish distribution in key locations through retail distributors of surfing equipment and beach attire shops and through chain stores. It is uncertain that our fashions or any new products or collections that we may add in the future will achieve success or profitability. Introducing new collections and products under a private label generally entails relatively high start-up costs and inefficiencies in producing, distributing, and marketing the initial limited quantities of such products. However, due to inefficiencies associated with operating a private label, we may not be able to obtain a sufficient inventory in these products. We cannot guaranty that any collection or product, which we may introduce, will achieve profitable sales levels. Expanding our operations or lines of merchandise also could require capital greater than our cash flow or available credit resources.

We are dependent on our management team.

Our success depends largely on the skills of certain key management, in particular our President, Richard Songer. We do not have employment agreements with our executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees, particularly Mr. Songer, could seriously harm our business. We may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

Our officers and directors control our operations and matters requiring shareholder approval.

Our officers and directors own approximately 74.70% of our outstanding shares of common stock and 90.42% of our Series A Preferred Stock. As a result, our officers and directors will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Our officers and directors do not intend to purchase any of the shares in this offering.

We operate in a highly competitive market.

o The motion picture wardrobe and youth, active and sports apparel industries are highly competitive, with many of our competitors having greater name recognition and resources than we do, particularly in the youth, active and sports apparel industry. Many of our competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources.

As a result, these competitors may be able to respond more quickly and effectively than the Company to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected.

Shareholders could experience substantial dilution.

Over the next twelve (12) months, we intend to issue additional shares of our equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentage ownership in our company.

There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value.

We, in conjunction with certain broker-dealers, intend to apply to the National Association of Securities Dealers ("NASD") to have our stock publicly traded on the Nasdaq Over-the-Counter Electronic Bulletin Board. No assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.

There is no public market for our shares of common stock.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on the common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

We may be subject to penny stock regulation.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 520,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.25 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of April 15, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following  table  provides as of April 15, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1. The number of shares owned by each prior to this offering;
2. The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 5,020,000 shares outstanding on April 15, 2004.

Selling Shareholders      Shares           Shares           Shares           Percentage      Percentage
                          of               of               of               of              of
                          Common           Common           Common           Common          Common
                          Stock            Stock            Stock            Stock           Stock
                          Owned            to be            Owned            Owned           Owned
                          Prior            Offered          After            Before          After
                          to               for              the              the             the
                          Offering         Sale             Offering         Offering        Offering
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
William O'Neal             150,000          150,000             0               2.99%           0
----------------------------------------------------------------------------------------------------
Stephen Burg               150,000          150,000             0               2.99%           0
----------------------------------------------------------------------------------------------------
Dwain Mendenhall             5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Greg Fletcher                5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Mitchell L. Costa            5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
John Briggs                  5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Howard Eaves                 5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Kim Eaves                    5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Nora Schumacher              5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Joseph Elias                 5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Paul R. Perdue               5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Keith L. Martin              5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Joshua A. Honaker            5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Abigail D. Honaker           5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Erica R. Honaker             5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Dana Anderson                5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Jason Thomas Kicinski        5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
William Beaver               5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Ralph Kinkade                5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Wess Fischer                 5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Jeannine Herold              5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Buddy S. Lound               5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Brooks Stark                 5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------


                                       13

SELLING SECURITY HOLDERS - continued

Veronica Loux                5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Rocco Pelletiere             5,000           5,000              0               .001%           0
----------------------------------------------------------------------------------------------------
Sam Buonauro                 5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Fawn Heckman                 5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Chris Coble                  5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Robin Mellas                 5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Salvatore Portuesi           5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Craig Woods Schiemann        5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Ralph Marx                   5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Mark Perlmutter              5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Harry Billups                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Leveatt Biles                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Christina Deegan             5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
William M. Deegan            5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Palmyre L. Zele              5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Peter de Krey                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Christopher Lyden, D.C.      5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Donald Chad Schaffer         5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Anthony Pelletiere           5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Dianah H. Terry              5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Dann C. Terry                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Robert Beaver                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Rhonda Beaver                5,000            5,000             0               .001%           0
----------------------------------------------------------------------------------------------------
Total                      520,000          520,000             0               10.4%           0
----------------------------------------------------------------------------------------------------

To our knowledge, none of the selling shareholders:

1. Has had a material relationship with Sew Cal other than as a shareholder as noted above at any time within the past three (3) years;
2.   Has ever been an officer or director  of Sew Cal; or
3.   Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.25. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to haveours shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.25 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name                Age       Position            Term Commenced   Term Expires
----------------- -----  -------------------------------------------------------
Richard L. Songer   56   President/Director       Feb. 24, 2004    Feb. 23, 2005
Judy Songer         52   Chief Financial          Feb. 24, 2004    Feb. 23, 2005
                         Officer/Secretary
Lori Heskett        48   Chief Operating          Feb. 24, 2004    Feb. 23, 2005
                         Officer/Executive Vice
                         President

The foregoing persons may be deemed "promoters" of Sew Cal, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The directors and officers are full time employees of Sew Cal.

No executive officer or director of Sew Cal has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of Sew Cal has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No executive officer or director of Sew Cal is the subject of any pending legal proceedings.

Richard Songer, President, Director, Age 56. Mr. Songer and his wife Judy in 1985, founded Southern California Logo, Inc.. Through personal relationships and quality manufacturing he has established our company as a major supplier of wardrobe and related products to the motion picture industry. In recent years he has expanded the customer base into promotional products for many fortune 500 companies as well as private labeling for numerous major brands at both the wholesale and retail levels. His most recent ventures have provided company growth in both the surf and skateboard industries. Mr. Songer is a 1969 graduate of Virginia Tech. He and his family have resided in Southern California since 1981. Mr. Songer does not, and has not, served as an officer or director of any other public company.

Judy Songer, Chief Financial Officer, Secretary & Treasurer, Age 52. Ms. Songer has been CFO of Southern California Logo and the head of the accounting department since the company was founded. She currently oversees all financial and human resource aspects of the corporation. Previously employed by BDM, Inc., a Washington, DC based government contractor and think tank, she held a TOP SECRET clearance. An avid outdoors enthusiast, she currently resides in Southern California and actively participates in the lifestyle that drives the company in its current direction. Ms. Songer received an AA Degree in Finance from Northern Virginia Community College in 1973. Ms. Songer does not, and has not, served as an officer or director of any other public company.

Lori Heskett, Chief Operating Officer and Executive Vice President, Age 48. Ms. Heskett has brought her years of experience and industry contacts to Sew Cal Logo and is expected to be instrumental in providing the basis for its growth and expansion over the next several years. Ms. Heskett was President of El Segundo Hat from April of 1999 until she joined the team at Sew Cal Logo. During that time she was responsible for all aspects of running a 13,000 sq. ft. manufacturing plant as a division of Kubic Marketing, a leading skateboard and accessories manufacturer. Her division produced headwear, bags, wallets and other related items. Ms. Heskett created yearly budgets and projections and managed the company's 80 employees, increasing sales from $1.9 to $3 million in 24 months, by adding new products and expanding the company's customer base.

Immediately prior to taking on the presidency of El Segundo Hat, she was VP of Sales/General Manager of Design Curve in Costa Mesa, California where she created a souvenir retail product line, developed production procedures and implemented new systems to streamline work flow to help facilitate rapid growth.

She also defined current personnel job descriptions and managed department heads. Prior to joining Design Curve, Ms. Heskett was employed by Sportcap, Inc of Los Angeles, California where, over a period of 18 years, she rose from a customer service representative to Vice President and General Manager of the retail sales division of the company. Her ultimate responsibilities included oversight of several divisions of the company with annual revenues in excess of $8 million. Her experience over these years include being customer service manager, new product development manager, production manager, general manager and finally Vice President/General Manager of Retail Sales. In 1984, Ms. Heskett received an AA Degree from El Camino College in business administration. She has participated in several Management Action Programs and regularly attends professional seminars via company sponsorship. Ms. Heskett does not, and has not, served as an officer or director of any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following tables set forth, as of April 15, 2004, certain information with respect to the beneficial ownership of our common and preferred stock by (i) each director and officer of Sew Cal, (ii) each person known to Sew Cal to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner          Common Shares Beneficially
or Name of Officer or Director              Owned                Percent
--------------------------------------------------------------------------------
Richard Songer                           3,000,000               59.76%
President/Director
207 W. 138th Street
Los Angeles, California 90061
Judy Songer                              (1)                     (1)
CFO/Secretary/
Treasurer
207 W. 138th Street
Los Angeles, California 90061
Lori Heskett        (2)                    750,000               14.94%
COO/Executive V.P.
207 W. 138th Street
Los Angeles, California 90061
Kagel Family Trust    (3)                  750,000               14.94%
1801 Century Park East
25th Floor
Los Angeles, California 90067
--------------------------------------------------------------------------------
Total Director/Officer/                  4,500,000               89.64%
5% Owners

Name of Beneficial Owner       Preferred Shares Beneficially
or Name of Officer or Director              Owned                Percent
--------------------------------------------------------------------------------
Richard Songer                             189,800               80.84%
President/Director
207 W. 138th Street
Los Angeles, California 90061
Judy Songer                              (1)                     (1)
CFO/Secretary/
Treasurer
207 W. 138th Street
Los Angeles, California 90061
Lori Heskett          (2)                   22,500                9.58%
COO/Executive V.P.
207 W. 138th Street
Los Angeles, California 90061
Kagel Family Trust    (3)                   22,500                9.58%
1801 Century Park East
25th Floor
Los Angeles, California 90067
--------------------------------------------------------------------------------
Total Director/Officer/                    234,800               100%
5% Owners

     (1) Richard Songer and Judy Songer beneficially own an aggregate total of 3,000,000 shares of our common stock and 189,800 shares of our Series A Preferred Stock as Joint Tenants with Rights of Survivorship, which they received pursuant to the Articles of Merger in exchange for one hundred percent (100%) of their common stock in SCL.
     (2) 750,000 shares of our common stock and 22,500 shares of our Series A Preferred Stock were issued to Lori Heskett pursuant to the Articles of Merger in exchange for one hundred percent (100%) of her common stock in Southern California Logo, Inc. previously issued for services rendered.
     (3) David L. Kagel and Ina P. Kagel are the trustees and sole beneficiaries of The Kagel Family Trust. 750,000 shares of our common stock and 22,500 shares of our Series A Preferred Stock were issued to The Kagel Family Trust pursuant to the Articles of Merger in exchange for one hundred percent (100%) of its common stock in Southern California Logo, Inc. previously issued for legal services.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of Sew Cal consists of 50,000,000 shares of common stock having a par value of $.001 per share, and 300,000 shares of Series A Convertible Preferred Stock having a par value of $.001 per share.

                                  Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of our company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

                            Series A Preferred Stock

Shares of Series A Preferred Stock shall be issued to officers, directors, employees and consultants to Sew Cal. Each share of Series A Preferred Stock (i) may be converted into one hundred (100) shares of common stock when Sew Cal has met sales of at least $10,000,000 in any fiscal year as reported in our audited financial statements for such fiscal year.

Subject to the provisions for adjustment, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends may be paid in (i) cash, (ii) additional shares of Series A Preferred Stock, or
(iii) shares of common stock.

So long as any shares of Series A Preferred Stock shall be outstanding, no cash dividends shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment date.

In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, Sew Cal shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of Sew Cal ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock ("Junior Stock") until full cumulative dividends on the Series A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of Sew Cal heretofore or hereinafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock.

The shares of Series A Preferred Stock have voting powers equal to the voting powers of the common stock. Each share of Series Preferred Stock shall have one hundred (100) votes on all matters to be voted upon by shareholders.

The rights, privileges and preferences of the Series A Convertible Preferred Stock are set forth in their entirety in the Certificate of Designation attached to this Registration Statement as Exhibit 3.4.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

DESCRIPTION OF BUSINESS

                                   The Company

Sew Cal Logo, Inc. was originally incorporated in the State of Nevada on June 19, 2002, as "Calvert Corporation". Calvert Corporation was a dormant corporation since its inception and had never engaged in any prior business or financing activities prior to December 31, 2003. On December 31, 2003, we entered into an Agreement and Plan of Merger with Southern California Logo, Inc. a California corporation originally incorporated as CJ Industries, Inc. on August 30, 1985 ("SCL"), whereby SCL was merged into Sew Cal. SCL was the "disappearing company" and Sew Cal was the "surviving company." The Articles of Merger were filed with the Secretary of State of Nevada on February 24, 2004 and the merger became effective on that date. The Articles of Merger amended the original Articles of Incorporation of the surviving company by (i) increasing the authorized capital of the surviving company from 25,000,000 shares of common stock to 50,000,000 shares of common stock, (ii) authorizing 300,000 shares of preferred stock, and (iii) changing the name of the surviving company to "Sew Cal Logo, Inc."

Immediately prior to the effective date of the merger, we had 20,000,000 shares of our common stock issued and outstanding. Pursuant to the Articles of Merger, we issued an additional 4,500,000 shares of common stock to the three (3) shareholders of SCL. William D. O'Neal, our president, secretary, treasurer and sole director resigned and returned 19,480.000 shares of our common stock to our treasury for cancellation. Mr. O'Neal retained 150,000 shares of our common stock previously issued to him. Thus, upon the effective date of the merger, we had 5,020,000 shares of our common stock issued and outstanding out of 50,000,000 shares authorized. Upon the effective date of the merger, we also issued a total of 234,800 shares of our Series A Convertible Preferred Stock to the three (3) shareholders of SCL. Thus, upon the effective date of the merger, we had 234,800 shares of our Series A Convertible Preferred Stock issued and outstanding out of 300,000 shares authorized.

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

                                  The Business

Film Wardrobe & Related Entertainment Business

Sew Cal Logo, Inc. started as a simple embroidery company twenty years ago with logo designs and entered into business with the entertainment industry in 1988. Since that time we have grown into an established supplier of wardrobe and related items for feature films and television, engaging all of the major studios including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox, Disney and nearly every independent production company in California.

Anyone who has been to a movie (worldwide) has likely seen the work of Sew Cal Logo, Inc. on the screen. Typical examples include: The "White Star Line" uniforms worn in Titanic ( the largest grossing movie of all time), the "Bubba Gump Shrimp Co" cap worn by Tom Hanks in Forrest Gump (opening scene and throughout the movie) not to mention the cast and crew merchandise (jackets, caps, bags, wearables) for Titanic and over 60,000 promotional Bubba Gump caps related to the release of the film. Tom Cruise and Robert Duvall wore Sew Cal racing attire in Days of Thunder and we produced all of the uniforms worn by the pit crews and teams of the NASCAR circuit portrayed in the film. Patches for everything from border patrols, police departments, museum guards, military personnel, and just about anything related to uniforms (including the authentic Naval rates of the many sailors portrayed in Pearl Harbor) have been provided to help moviemakers establish location settings or characters with the audience.

Nearly every major actor in films today has worn our wardrobe while performing on screen, making us a leading supplier of our kind today. From the gift shop items featured in Jurassic Park to patches and clothing worn in Terminator 2 and 3, we have participated in every major blockbuster (excluding some animated Disney films) produced over the past 10 years. The Space Cowboys including Clint Eastwood wore emblems and patches produced by us and the recent Jerry
Bruckheimer production of Bad Boys II features our products, as does the currently filming National Treasure set in Washington, D.C. We also realize considerable and growing revenues from crew gifts, including jackets, caps, and related items from many of the films and promotions it works on as well as from its regular work in both network and cable TV projects.

Private Label Apparel

In addition to our entertainment-related business, private labeling has become a significant part of our production for both domestic sales and export of "Made in the USA" products. We are an action sports oriented company. We currently design and manufacture the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands, such as "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Expansion and growth of present operations is our primary objective over the next twelve (12) months. During 2003, the Company has expanded its management team to include Lori Heskett, who has more than twenty-five (25) years of experience in this and related fields. Ms. Heskett brought to us design ideas and industry contacts and is a highly effective salesperson. In her most recent position as President of El Segundo Hat Company, a fashion hat and accessory manufacturer, Ms. Heskett was directly responsible for all aspects of the company, including both sales and production.

We have an extensive capacity to accept and complete orders of any size and of a varied and diversified basis. Our current manufacturing capabilities include, but are not limited to the following:

     o    silk screening, heat transfers, sublimation, and unique embellishments
     o    private labeling for major brands (including shipping and fulfillment)
     o    cap and hat design and manufacturing
     o    patches of all kinds and shapes
     o    film and television wardrobe (authentic military, period etc.)
     o    production crew wrap gifts and studio promotional items
     o    custom jacket and various apparel manufacturing
     o    accessory design and manufacturing (bags and wallets etc.)
     o    contract embroidery and specialty services
     o advertising specialty merchandise (extensive variety of corporate promotional items, bottled water etc.).
     o military - contract manufacturing (extensively with retired and veterans segment, ship reunions etc.

                                   Competition

Film Wardrobe & Related Entertainment Business

The competition in our specialized section of the film industry is considerable in the area of "crew merchandise" with nearly everybody wanting a piece of this business. In reality though, only a handful of vendors are able to penetrate this market in the production stage. Top quality, on time delivery no matter the requirements, and extreme customer loyalty have been the benchmark we have set and it has been very hard, but not impossible of course, for competitors to erode our market share here. Still, we must remain vigilant, creative, and aggressive to keep this business.

The same is true for wardrobe production. Several companies produce patches and are extremely competitive and aggressive. Once again, we must remain in close contact with designers, costumers, and wardrobe departments within the studios as well as the major costume houses to be considered as "the first to call" when a show begins preparation for filming. While confidence in us as a first choice vendor is of utmost importance here, people are always willing to try somebody new and our competition is always present. Customer loyalty is easy to retain but once lost very hard to regain. Our marketing plan remains for us to be aggressive and innovative in this area while guarding our carefully developed long-term relationships with the people who control this segment of film and television production.

Private Labeling

There are currently five (5) headwear suppliers in California. This number is down from more than 11 just a few years ago. Suppliers remaining in this business each have their own niche in the market place. Design Curve, located in Costa Mesa, California caters to labels such as Billabong and Volcum, and is very good with "bucket-type" hats. National Headwear, located in Orange County, California deals with the skate and surf market, as we do. American, located in San Diego, California caters to the ad specialty and theme park markets and we seldom, if ever, compete with them. There are more US suppliers located in the Midwest and on the East Coast. They seldom manufacture for our market and deal mainly in the golf, major league baseball and ad specialty-type businesses.

Overseas suppliers are a different situation. They can produce a cap at one-half the price we can and we are constantly in competition with them. They can copy all that we create, but if they are asked to create on their own, they may fall short, as our industry is constantly changing by way of fabrics, styles, and method of decorating. Overseas suppliers are in the business of mass production for export. Our current customers use overseas suppliers for some of their "bread and butter" styles but tend to use U.S. suppliers for the more cutting edge products. The other down side to their using overseas suppliers is meeting large minimums and longer lead times to receive product are required.

At  present,  the  youth  oriented  "action  sports"  lifestyle-clothing  market
(surf/skate/snow) is led by labels such as "Quicksilver" of Huntington Beach, California, representing in excess of $700 million in annual sales. Also, "O'Neill Sportswear", "Rip Curl", "Lost", "Billabong", "Volcom", and numerous other Orange County, California-based clothing companies service this market and can be considered competition for our new brands. No new major logo-driven brand has been introduced and promoted to this market for several years, and teens and young adults are looking for something new and trendy to identify with, purchase, and wear.

Although we believe we now have the experience and, resources to take advantage of and fulfill the needs, of this market and we have already made significant steps towards doing so, the youth, active and sports apparel industry is highly competitive, with many of our competitors having greater name recognition and resources than we do. Many of our competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources. As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected.



                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers.

     Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.

               Effect of Governmental Regulations on our Business

We will be subject to federal laws and regulations that relate directly or indirectly to our operations. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of California.

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place.

                               Number of Employees

We currently employ approximately 110 full-time employees and no part-time employees.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Expansion and growth of present operations is our primary objective over the next twelve (12) months. Plans are now in place and being implemented for expansion in all areas of our current manufacturing and we anticipate significant growth over the next year.

Private Labeling

Initially, we intend to expand our existing customer base through an aggressive sales and marketing approach to potential customers already located in our geographic area of Southern California. Our success in capturing this business will depend upon our ability to obtain quick and accurate sampling based on the customer's designs and the timely production of the required samples for the customer's sales force.

We also intend to capture more of our existing customers' production through the purchase of additional equipment to complement what we already have and are using. We have purchased and installed "state of the art" silk-screening and related equipment to bring our silk screening department to its full potential. Completion of this department is targeted for the first quarter of 2004, and will enhance each area of our company and enable us to provide every aspect of product development and production in state-of-the-art and "cutting edge" form.

At this time, we are allocating additional funds for growth to help establish a sufficient budget for advertising, marketing and further developing a sophisticated sales effort to build up our private label clientele. Customers in this area currently include, but are not limited to "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Film Wardrobe & Related Entertainment Business

As stated elsewhere herein, we are an established leader in the area of film wardrobe. To increase this aspect of our business, we intend to add two (2) to three (3) sales and customer service representatives (in-house and outside) to assist us in meeting our current forecasts for the next twelve (12) months.

We also intend to produce more wardrobe, patches etc. for the major costume houses (Western Costume Company, MPCC, Motion Picture Costume Co., Eastern Costume Co.). We also intend to market directly to the productions before they begin filming locally and send units out of town on location. We intend to accomplish this with visits to the studios daily, printed material, and a professionally developed e-mail campaign to the production offices when they first set-up for a newly "green lighted" feature film or television show.

Corporate Sales

Corporate clients currently account for about ten percent (10%) of our business. We intend to grow this area of our business by two hundred percent (200%) over the next two (2) years. We intend to add a small number of in-house staff (2-3 clerical people) to service new inquiries and added accounts, as well as ordering finished goods for embellishment and shipping. Current production capacity is adequate to handle the added volume.

Results of Operation for Year Ended August 31, 2003

We began the fiscal year 2002 - 2003 with an assessment of our market, its current trends, a look at our competition, and a review of potential business opportunities. As a result, we acquired the accounts of a competitor, El Segundo Hat Company, which was generating approximately $3,000,000 in annual sales. We hired its president, Lori Heskett, as general manager to service these accounts and to assess and hire new sales people to be responsible for increasing our private label business. With the addition of these people to our team, we increased private label business in the surf industry, cap and accessory production.

As we obtained and developed new large accounts, we also improved production with some new equipment and worked on manufacturing modernization, procedures, focus of personnel, and developing a clear program for market penetration. We also brought screen-printing in-house to improve profitability and cut production times.

We also implemented a new purchasing system that allows improved buying and shorter raw goods inventory turnover. In doing so, our accounts payable stabilized, as it became based on orders in house vs. speculation of what trends may be, allowing us to have far less inventory dollars sitting on the shelf. Taking advantage of a weak economy, business erosion, and other failures that affected our suppliers, we also aggressively added new vendors while negotiating improved terms and minimums to help improve cash flow.

Accounts receivable has increased with the addition of new customers. The types of customers we currently service have been stable and consistent in purchasing (private label for large established companies with excellent credit). We have no material commitments for capital expenditures until we raise additional capital. If we are successful in bringing in additional capital, we plan to expand our market to include direct sales to retailers, to become a brand manufacturer and retailer, and to grow our manufacturing capacity to accommodate this newly expanded segment of our business.

Our sources of liquidity are currently generated by current sales, and we do not require any additional capital to continue our current operations, including the ability to grow within the market. Strong additional growth through the expansion into other markets is possible if we are successful in bringing in additional equity capital. Our current entertainment wardrobe business enjoys a significant part of the market, and we do not currently foresee any existing competitors materially infringing on our sales.

Global Terrorism may have an adverse affect on our business. As the country has gone to war, we are an approved government contractor. Although we do not currently pursue this business, as it usually involves "the lowest bidder", it would potentially provide opportunity for increased business through contractually manufacturing military uniforms and related items. It would, however, divert energy from current operations and would be at a significant reduction of profit.

Over the next twelve (12) months, we intend to seek additional equity capital of $1,000,000 to $3,000,000 that will enable us to open an entirely new market segment for growth. We have identified and developed an opportunity to export the "California life style" to the rest of America and to the worldwide markets in general. Started as an idea born in San Clemente, California, home of the premier surfing beaches in the world, we have created a number of "California Driven" brands of products. Under the "California Driven" umbrella, several lines have been developed with specific target markets in mind.

If no additional equity capital is raised, we plan to capture more of our existing customers' production through the purchase of additional equipment with funds generated from the current profit stream. With the planned addition of specified equipment, we will enhance every area of the Company and enable us to provide every aspect of product development and production.

We earned revenues of $2,328,471 for the year ended August 31, 2003 compared to revenues of $1,426,507 for the year ended August 31, 2002. For the six-month period ending February 29, 2004, we earned revenues $1,447,097. During the period prior to the year ending August 31, 2002, movie wardrobe and some crew merchandise as many film companies were shooting out of the country was down from previous years. Cap production and corporate sales were off and profit margins greatly reduced because of a general decline in the economy, especially in California. The events of September 11, 2001, negatively impacted profitable corporate sales as companies cut back on purchases of promotional items, uniforms, and related items. We continued operations, but profit margins were greatly eroded, adversely affecting the Company's bottom line and overall health through the end of our fiscal year ending August 31, 2002. We began to recover during the year ending August 31, 2003, as reflected in the increase in revenues for that period as compared with the prior period.

We had total assets of $651,874 at August 31, 2003, compared to total assets of $558,563 at August 31, 2002 reflecting an increase in cash on hand and accounts receivable combined with a decrease in inventory and retirement of machinery. For the six-month period ending February 29, 2004, we had total assets of $642,046.

We had total current liabilities of $350,618 at August 31, 2003 compared to total current liabilities of $61,283 at August 31, 2002, reflecting an increase in accounts payable for raw materials and supplies for manufacturing of our product line. For the six-month period ending February 29, 2004, we had total current liabilities of $309,726.

At August 31, 2003, we had $44,714 in cash and cash equivalents, compared to $4,336 in cash and cash equivalents at the year ended August 31, 2002, reflecting increased business and cash on hand. For the six-month period ending February 29, 2004, we had cash and cash equivalents of $230,770.

                  Selling, General and Administrative Expenses

Selling, general and administrative expenses were $249,375 for the year ended August 31, 2003, compared to $315,955 for the year ended August 31, 2002. The increase is attributable to our overall expansion and growth. For the six-month period ending February 29, 2004, we had selling, general and administrative expenses of $237,150.We expect such expenses to increase as our operations continue to grow.

                         Liquidity and Capital Resources

At August 31, 2003, our total assets of $651,874 exceeded current liabilities of $350,618. At August 31, 2002, our total assets of $558,563 exceeded current liabilities of $61,283. For the six-month period ending February 29, 2004, our total assets of $642,046 exceeded current liabilities of $309,726. At August 31, 2003, we had cash and cash equivalents of $44,714, compared to August 31, 2002, where we had cash and cash equivalents of $4,336. For the six-month period ending February 29, 2004, we had cash and cash equivalents of $18,406. We are operating our business on a cash accrual basis and have sufficient cash flow to cover all operations within the parameters and guidelines we have set for our operations for the next twelve (12) months. We can continue current operations with reasonable annual growth from existing sales, cash flows and profits.

                                 Long-Term Debt

On March 25, 2002 we entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ended August 31, 2003 and 2002, the unpaid principal balance of the loan was $462,100 and $500,313 respectively. The required monthly payment varies with an annual interest rate of 6.75% and a maturity date of March 1, 2012. Loan fees related to the financing have been capitalized into prepaid expenses and are being amortized over the term of the loan. The outstanding balance of the loan for the six-month period ending February 29, 2004 was $445,142.

On April 16, 2003 the Company entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754 that represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2003 was $38,037. The outstanding balance for the six-month period ending February 29, 2004 was $33,962.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

DESCRIPTION OF PROPERTY
                                Office Facilities

We currently lease our 27,000 square foot manufacturing and office facilities located at 207 West 138th Street in Los Angeles, in close proximity to Los Angeles International Airport. Our lease expires on October 4, 2004. The lease requires us to pay property taxes and utilities. Monthly rental is $10,400 and we have an option for an additional five (5) years at a monthly rental rate of $10,400. Rent expenses for the years ending August 31, 2003 and 2002, were $88,263 and $69,729, respectively. (See Exhibit 3.5)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 19, 2002, we issued 19,850,000 shares of our common stock to our sole officer and director, William D. O'Neal, for services rendered in the formation and organization of our company. The value of such services to our company was $1,985.

On June 19, 2002, we issued 150,000 shares of our common stock to Stephen F. Burg for services rendered in the formation and organization of our company. The value of such services to our company was $150.

On March 1, 2003, for purposes of working capital, Richard and Judy Songer made a $355,384 subordinated loan to our company. We are obligated to pay interest only on the Subordinated Loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan is due on March 1, 2004, although we may prepay the loan in whole or in part at any time without premium or penalty. The Subordinated Loan, which was consented to by United Commercial Bank, is collateralized by the our assets, including but not limited to any and all equipment owned by Sew Cal, inventory, and outstanding receivables. Prior to the subordinated loan, as of August 31, 2002 the balance of loans due to Richard and Judy Songer were $533,280.

From June 30, 2003 through September 30, 2003, William D. O'Neal gifted a total of 220,000 shares of common stock previously issued to him to 44 persons who were either family members, personal friends or business associates with whom Mr. O'Neal had a prior existing relationship.

On February 24, 2004, William D. O'Neal returned 19,480,000 shares of our common stock previously issued to him to the treasury for cancellation pursuant to the Articles of Merger.

On February 24, 2004, we issued 3,000,000 shares of ours common stock and 189,800 shares of our Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for 100% of the issued and outstanding common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to Lori Heskett pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to The Kagel Family Trust pursuant to the terms of the Articles of Merger.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of April 15, 2004 we had 5,020,000 shares of common stock issued and outstanding, held by approximately 49 shareholders. We had 234,800 shares of preferred stock issued and outstanding held by 3 shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Sew Cal for services rendered in all capacities to Sew Cal from September 1, 2002 through the fiscal year ended August 31, 2003, of all officers and directors of the Company.

Name and Principal
Underlying
Positions at 8/31/03        Salary       Bonus       Compensation     Options
--------------------------------------------------------------------------------
Richard  L. Songer          $2,500        0               0              0
President/Director
Judy Songer                      0        0               0              0
CFO/Secretary

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have 5,020,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of Sew Cal, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sew Cal, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Sew Cal. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

LEGAL MATTERS

The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 will pass upon the validity of the shares offered hereby for Sew Cal.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Sew Cal's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial statements of Sew Cal as of August 31, 2003 and 2002, included in this prospectus have been audited by Shelley International, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley International, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS


FINANCIAL TABLE OF CONTENTS

REPORT OF INDEPENDENT AUDITOR ................................................33

BALANCE SHEETS ...............................................................34

STATEMENTS OF OPERATIONS .....................................................35

STATEMENTS OF STOCKHOLDERS' EQUITY ...........................................36

STATEMENTS OF CASH FLOWS .....................................................37

NOTES TO FINANCIAL STATEMENTS .......................................... 38 - 42

                ________________________________________________
                          REPORT OF INDEPENDENT AUDITOR


The Board of Directors and Audit Committee
Southern California Logo, Inc.

We have audited the accompanying balance sheets of Southern California Logo, Inc. as of August 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the two years in the period ended August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern California Logo, Inc. at August 31, 2003 and 2002, and the results of its operations and its cash flows for the two years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


SHELLEY INTERNATIONAL CPA

Mesa, Arizona
March 30, 2004

                               SEW CAL LOGO, INC.

                                 BALANCE SHEETS

                                                   2/29/2004      8/31/2003       8/31/2002
                                                  (unaudited)
                                                 -------------- -------------- --------------

                                     ASSETS
Current Assets
Cash and cash equivalents                         $      18,409  $      44,714  $       4,336
Accounts Receivable, net                                230,770        200,873         76,272
Inventory                                               128,614        128,614        182,960
Prepaid Expenses                                            697          1,485            685
                                                 -------------- -------------- --------------

         Total current assets                           378,490        375,686        264,253

Equipment and machinery, net                            257,556        270,188        288,310
Other assets                                              6,000          6,000          6,000
                                                 -------------- -------------- --------------

         Total assets                             $     642,046  $     651,874  $     558,563
                                                 ============== ============== ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                  $     193,247  $     281,075  $      43,494
Other current liabilities                               116,479         69,543         17,789
                                                 -------------- -------------- --------------

         Total current liabilities                      309,726        350,618         61,283

Long-term liabilities
Note payable-shareholder                                355,384        355,384        533,280
SBA Loan                                                445,142        462,100        500,313
Other liabilities                                        33,962         38,038         32,572
                                                 -------------- -------------- --------------

         Total liabilities                            1,144,214      1,206,140      1,127,448
                                                 -------------- -------------- --------------

Stockholders' equity (deficit)
Preferred stock: 300,000 shares authorized,
par value $0.001, issued and outstanding 234,800
shares                                                      235            190            190
Common stock:  50,000,000  shares authorized,
$0.001 par value, 5,020,000 shares issued
and outstanding                                           5,020          3,000          3,000
Paid in Capital                                           1,290          1,810          1,810

Retained (Deficit)                                     (508,713)      (559,266)      (573,885)
                                                 -------------- -------------- --------------

         Total stockholders' equity (deficit)          (502,168)      (554,456)      (569,075)
                                                 -------------- -------------- --------------

         Total liabilities and stockholders'
           equity                                 $     642,046  $     651,684  $     558,373
                                                 ============== ============== ==============

    All assets are pledged as collateral for the SBA and shareholder loans. The accompanying notes are an integral part of these financial statements.

                               SEW CAL LOGO, INC.

                            STATEMENTS OF OPERATIONS

                                                6 Months
                                                 Ended       Year Ended      Year Ended
                                               2/29/2004      8/31/2003       8/31/2002
                                              (unaudited)
                                            -------------- -------------- --------------
Revenue:
   Sales of Caps, Embroidery and Other       $   1,447,097  $   2,328,471  $   1,426,507
                                            -------------- -------------- --------------

   Total Revenue                             $   1,447,097  $   2,328,471  $   1,426,507

Cost of Goods Sold                                 886,489      1,654,651      1,074,503
                                            -------------- -------------- --------------

   Gross profit                                    560,608        673,820        352,004
                                            -------------- -------------- --------------

Expenses:
   Selling, general and administrative             237,150        249,375        315,955
   Consulting fees                                  23,837         15,750         33,339
   Depreciation and amortization                    26,456         45,679         28,329
   Rent                                             37,315         88,263         69,729
   Salaries and benefits                           163,982        142,196        193,535
   Interest Expense                                 21,315        106,371         29,741
   Loss on sale of asset                                                          10,767
                                            -------------- -------------- --------------

Total expenses                                     510,055        658,401        670,628
                                            -------------- -------------- --------------

   Income (loss) before income taxes                50,553         15,419       (318,624)
                                            -------------- -------------- --------------

Provision for income taxes                               0            800            800
                                            -------------- -------------- --------------

   Net income (loss)                         $      50,553  $      14,619  $    (319,424)
                                            ============== ============== ==============

Basic and Diluted Earnings (Loss) per Share           0.02        a        $       (0.11)
                                            -------------- -------------- --------------
Weighted Average Number of Common Shares         3,055,495      3,000,000      3,000,000
                                            -------------- -------------- --------------

a : less than $0.01

   The accompanying notes are an integral part of these financial statements.

                               SEW CAL LOGO, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Preferred Stock           Common Stock                  Retained      Total
                                    Outstanding             Outstanding        Paid in    Earnings   Stockholders'
                                Shares       Amount     Shares      Amount     Capital    (Deficit)     Equity
                             ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Balance , September 1, 2001     189,800  $      190   3,000,000  $    3,000  $    1,810  $ (254,461)  $ (249,651)

 Net (loss)                                                                                 (319,424)  $ (319,424)

                             ----------- ----------- ----------- ----------- ----------- ----------- ------------

 Balance, August 31, 2002        189,800         190   3,000,000       3,000       1,810    (573,885)    (569,075)

 Net Income                                                                                   14,619   $   14,619
                             ----------- ----------- ----------- ----------- ----------- ----------- ------------

 Balance, August 31, 2003        189,800         190   3,000,000  $    3,000       1,810    (559,266) $  (554,456)

 Merger with Calvert 2/24/04
 Shares issued for services       45,000          45   1,500,000       1,500                                1,545
 at par value $0.001
 Shares issued for Calvert                               520,000         520        (520)                       -
 at par value $0.001
 Net (Loss)                                                                                   50,553       50,553
                             ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Balance, February 29, 2004      234,800         235   5,020,000       5,020       1,290    (508,713)    (502,358)
                             =========== =========== =========== =========== =========== =========== ============


All above shares have been retroactively adjusted for the recapitalization of 100 shares of common stock on February 26, 2004

   The accompanying notes are an integral part of these financial statements.

                               SEW CAL LOGO, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 6 months
                                                                  ended       Year Ended     Year Ended
                                                                2/29/2004      8/31/2003      8/31/2002
                                                               (unaudited)
                                                             -------------- -------------- --------------
Operating Activities:
Net income (loss)                                                    50,553   $     14,619   $   (319,424)
Adjustments to reconcile net income (loss)
      (used in) operating activities:
      Depreciation and amortization                                  26,456         45,679         32,674
      Stock issued for services                                       1,545
      (Increase) decrease in inventory                                              54,346          5,000
      (Increase) decrease in accounts receivable                    (29,897)      (124,601)       233,298
      (Increase) decrease in prepaid franchise tax                                    (800)           750
      Increase (decrease) in accounts payable                       (40,892)       237,581        (84,882)
      Increase (decrease) in other current liabilities                  788         51,754          4,464
                                                             -------------- -------------- --------------

      Net cash provided by (used in) operating activities             8,553        278,578       (128,120)
                                                             -------------- -------------- --------------

Investing Activities:
Purchases/disposals of equipment                                    (13,824)       (27,557)      (296,490)
                                                             -------------- -------------- --------------

      Cash used in investing activities                             (13,824)       (27,557)      (296,490)
                                                             -------------- -------------- --------------

Financing Activities:
Repayment of debt                                                   (21,034)      (177,896)       163,096
Other long term liabilities                                                        (32,747)       256,635
                                                             -------------- -------------- --------------

         Net cash provided by (used in) financing activities        (21,034)      (210,643)       419,731
                                                             -------------- -------------- --------------

Net increase (decrease) in cash and cash equivalents                (26,305)        40,378         (4,879)

Cash and cash equivalents at beginning of the year                   44,714          4,336          9,215
                                                             -------------- -------------- --------------

Cash and cash equivalents at end of the year                  $      18,409  $      44,714  $       4,336
                                                             ============== ============== ==============

Supplemental Information
 2/29/2004
Interest $21,315  , Taxes $0
 8/31/2003
Interest $106,371, Taxes $800
 8/31/2002
Interest $29,741, Taxes $800

Non Cash Transactions (see equity note for more details)
Services rendered for stock, $1,545 value for 1,500,000 shares of common stock and 45,000 shares of preferred stock
Merger with Calvert for 520,000 shares of common stock for no value Recapitalization of equity, from 100 shares of common stock to 3,000,000 shares of common stock and 189,800 shares of preferred stock


   The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

The Company

C J Industries was incorporated in the State of California on August 30, 1985 and changed its name to Southern California Logo, Inc (the Company). The Company transacts business as Sew Cal Logo. On February 24, 2004 the Company merger with Calvert Corporation, a Nevada Corporation. This was a recapitalization accounted for as a reverse merger. Calvert also changed its name to Sew Cal Logo, Inc. See
Note 8 for more details of this merger.

The Company is located in Los Angeles, California. The Company produces and manufactures custom embroidered caps, sportswear and related corporate identification apparel. The Company provides an in-house, full-service custom design center where original artwork and logo reproduction for embroidery are available. The Company also offers contract embroidery and silk-screening to the manufacturing and promotional industry. The Company's products are sold, primarily in the United States, to Fortune 500 companies, major motion picture and television studios, retailers, and local schools and small businesses.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates, and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company's trade accounts receivable and reserves are shown below.

                                              2/29/04      8/31/03      8/31/02
                                            ----------   ----------   ----------
         Gross Trade Accounts Receivable       233,102      202,902       76,275
         Reserve for Bad Debt                    2,332        2,029            0
                                            ----------   ----------   ----------
         Accounts Receivable, net              230,770      200,873       76,275
                                            ----------   ----------   ----------

Revenue Recognition

The Company recognizes revenue from product sales upon shipment, which is the point in time when risk of loss is transferred to the customer, net of estimated returns and allowances.

Cash and Cash equivalents

The Company maintains cash deposits in banks and in financial institutions located in southern California. Deposits in banks are insured up to $100,000 by the Federal Deposit Insurance Corporation ("FDIC"). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash deposits.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of raw material and work-in-process.

Property, Equipment and Machinery

Property, equipment and machinery are stated at cost. Depreciation is computed using the straight-line method over their estimated useful lives ranging from five to seven years. Depreciation and amortization expense for the fiscal years August 31, 2003 and 2002 amounted to $45,679 and $28,329 respectively. Gains from losses on sales and disposals are included in the statements of operations. Maintenance and repairs are charged to expense as incurred. As of August 31, 2003 and 2002, property, equipment and machinery consisted of the following:



                                               2/29/04        2003        2002
                                            ----------   ----------   ----------
   Automobiles                                 $40,754      $40,754      $37,827
   Office equipment                             67,023       67,023       59,691
   Furniture and fixtures                       75,338       75,338       75,338
   Machinery                                   563,876      550,052      534,804
   Equipment purchase fees                      17,724       17,724       18,199

   Accumulated depreciation and amortization   507,158      480,702      437,550
                                            ----------   ----------   ----------

                                               257,556     $270,188     $288,310
                                            ----------   ----------   ----------

Fiscal Year

The Company operates on a fiscal year basis with a year ending August 31.

Earnings and Loss Per Share Information

Basic net earnings  (loss) per common share is computed by dividing net earnings
(loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosure about Segments of an Enterprise and Related Information," the Company has determined it operated in only one segment.

Gross sales of similar products for the single segment are as follows:

                                               2/29/04      8/31/03      8/31/02

   Caps, embroidery, and other              $1,444,097   $2,328,471   $1,426,490

NOTE 2.  Accounts Payable and Other Current Liabilities

As of the period ends shown, accounts payable and accrued liabilities consisted of the following:

                                               2/29/04      8/31/03      8/31/02
                                            ----------   ----------   ----------
   Trade accounts payable                     $193,181     $186,814      $43,493
   Sales tax payable                               280          664        9,024
   Payroll taxes payable                             0            0        8,765
   Revolving credit                            106,058       94,262            0
   Line of credit                               10,207       68,878            0
                                            ----------   ----------   ----------

                                              $309,726     $350,618      $61,282
                                            ----------   ----------   ----------

NOTE 3.  Note Payable- Related Party

On March 1, 2003, for purposes of working capital, the sole shareholder and spouse made a $355,384 subordinated loan to the Company. The Company is obligated to pay interest only on the subordinated loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan was due on March 1, 2004, although it may be prepaid in whole or in part at any time by the Company without premium or penalty. This due date has been extended on a month to month basis. The subordinated loan, which was consented to by United Commercial Bank, is collateralized by the assets of the Company, including but not limited to any and all equipment owned by the Company, inventory, and outstanding receivables. Prior to the subordinated loan, as of August 31, 2002 the balance of loans due to shareholder and spouse was $533,280.

NOTE 4. Commitments and Contingencies

Long-Term Debt

On March 25, 2002 the Company entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ending August 31, 2003 and 2002, the unpaid principal balance of the loan was $462,100 and $500,313 respectively. The monthly required payment varies with an annual interest rate of 6.75% and a maturity date of March 1, 2012. Loan fees related to the financing have been capitalized into prepaid expenses and are being amortized over the term of the loan.

On April 16, 2003 the Company entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754 which represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2003 was $38,037. The outstanding balance for February 29, 2004 was $33,962.

Lease Commitments

The Company leases warehouse and office facilities under an operating lease requiring the Company to pay property taxes and utilities. Rent expense for the years ending August 31, 2003 and 2002 were $88,263 and $69,729 respectively. Assuming the Company were to remain in the warehouse they would be charged a comparable $88,263 per year for the next five years.

NOTE 5.  Stockholders' Equity

The Company (post merger) is authorized to issue fifty million (50,000,000) shares of common stock at par value of $0.001 and three hundred thousand (300,000) shares of series A preferred stock at a par value of $0.001. The preferred stock is convertible to common stock at one share of preferred for every 100 shares of common. The preferred shares are only vested when the Company reaches $10,000,000 in sales for any fiscal year. As of February 29, 2004 there were 234,800 shares of preferred stock. The value was placed at par. This would be 23,480,000 if all the shares were converted. Based upon the actual growth for the last two years, the $10,000,000 in sales will not be reached within five years. Therefore, these shares are not considered in calculating the dilutive earnings per share. If they were to be considered the outstanding shares would become 28,500,000 shares and the earnings (loss) per share would become less than $0.01.

At the time of the merger 45,000 shares of preferred stock and 1,500,000 shares of common stock were issued at par value of each for services rendered for a total value of $1,545.

NOTE 6.  Interest Expense

Interest expense for the years ending August 31, 2003 and 2002 was $106,371 and $29,741, respectively. Interest expense on shareholders' loans aggregated $51,764 for the year ending August 31, 2003. for the six month ended February 29, 2004 interest expense was $21,315.

NOTE 7.  Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is calculated by multiplying a 23.84% estimated tax rate by the items making up the deferred tax account. For the Company only the Net Operating Loss (NOL) was available for a tax asset in 2002. In 2003 the NOL and Accounts Receivable reserve was available.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

The provision for income taxes for the periods shown are as follows.

                                               2/29/04      8/31/03     8/31/02
                                            ----------   ----------   ----------
   Change in deferred tax asset                (12,052)     $21,192     $76,151
   Valuation account                            12,052      (21,192)    (76,151)

   Current Income Taxes Payable
      Federal                                        0            0           0
      State                                          0          800         800
                                            ----------   ----------   ----------
         Provision for Income Taxes                  0         $800        $800
                                            ----------   ----------   ----------

The Company prepays all franchise taxes. At August 31, 2003, federal income tax operating loss carryforwards ("NOL's") which were available to the Company were the following and the year in which they expire.

                  Year (8/31)                   Amount          Expires

                  1996                           2,104             2011
                  1997                           9,265             2012
                  1998                          26,317             2013
                  1999                          21,074             2019
                  2000                          50,619             2020
                  2001                          21,675             2020
                  2002                         319,424             2022
                  2003                          86,861             2023
                                            ----------
                  Total                        537,339
                                            ----------

Were the NOL tax benefit to be recorded it would be an tax asset of $128,102.



NOTE 8.  Merger with Calvert

On February 24, 2004 the Company merged with Calvert Corporation, an inactive Nevada Corporation. This was a recapitalization accounted for as a reverse acquisition with Calvert being the surviving legal entity and Southern California becoming the surviving historical entity. Before the merger Southern California had 100 shares of common stock issued and outstanding which were owned by a single shareholder. As part of the merger Calvert issued to this shareholder 189,800 shares of series A preferred stock and 3,000,000 shares of common stock in exchange for all the shares (100) of Southern California.

As part of the merger 45,000 shares of preferred stock and 1,500,000 shares of common stock were issued for services rendered. A value of $1,545 was placed upon these shares.

Calvert had a zero book value prior to the merger and is shown as the acquired company on the statement of stockholders' equity with 520,000 shares outstanding prior to the merger.

After the completion of the merger the Company had 5,020,000 shares of common stock and 234,800 shares of series A preferred stock.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Sew Cal. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Sew Cal, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                          Amount
                                                   -------------
 SEC registration fee                               $     161.71
 Printing and engraving expenses                    $     300.00
 Registration Statement fees and expenses           $  20,000.00
 Accountants' fees and expenses                     $  25,000.00
 Transfer agent's and registrar's fees              $     750.00
     and expenses
 Miscellaneous                                      $       0.00
                                                   --------------
       Total                                          $46,211.71

The Registrant will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On June 19, 2002, we issued 19,850,000 shares of our common stock to its sole officer and director, William D. O'Neal, for services rendered in the formation and organization of the Company. The value of such services to the Company was $1,985.

On June 19, 2002, we issued 150,000 shares of our common stock to Stephen F. Burg for services rendered in the formation and organization of Sew Cal. The value of such services to Sew Cal was $150.

On February 24, 2004, we issued 3,000,000 shares of our common stock and 189,800 shares of our Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for one hundred percent (100%) of their common stock in SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to Lori Heskett in exchange for one hundred percent of her common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to The Kagel Family Trust in exchange for one hundred percent of its common stock of SCL pursuant to the terms of the Articles of Merger.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officer and director determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act. Rule 144 under the 1933 Act sets forth conditions which, if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

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

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

         Exhibit
         Number   Description
         -----------------------------------------
         3.1      Articles of Incorporation
         3.2      Articles and Plan of Merger
         3.3      Amended and Restated Bylaws
         3.4      Certificate of Designation
         3.5      Building Lease
         5.1      Legal Opinion and Consent of Counsel
        23.1      Consent of Independent Auditors

                                    UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, Inc. pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or


                                       45
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UNDERTAKINGS - continued

proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, United States of America.

Sew Cal Logo, Inc.

By: /s/ Richard L. Songer               Date: April 19, 2004
    ---------------------
        Richard L. Songer
        President

By: /s/ Judy Songer                     Date: April 19, 2004
    ---------------
        Judy Songer
        Chief Financial Officer



By: /s/ Lori Heskett                    Date: April 19, 2004
    ----------------
        Lori Heskett
        Chief Operating Officer

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.

By: /s/ Richard L. Songer               Date: April 19, 2004
  -----------------------
        Richard L. Songer
        Director



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